Exhibit 10.07

EMPLOYMENT AND TRANSITION AGREEMENT
WITH FIXED TERMINATION DATE

This Employment and Transition Agreement with Fixed Termination Date (hereinafter “Agreement”) is made by and between JOHN G. SAMPLE, JR (hereinafter “Employee”) and ATLANTIC AMERICAN CORPORATION (hereinafter the “Employer”), and its past and present parents, subsidiaries, affiliates, successors, predecessors, shareholders, directors, officers, employees, agents, servants, representatives, insurers and reinsurers (hereinafter and collectively the “Company”).

WHEREAS, Employee has been employed by Company since 2002, serving as Senior Vice President, Chief Financial Officer and Secretary;

WHEREAS, Employee has informed Company that he wishes to step down as Chief Financial Officer but to continue as an employee and to provide such ongoing services to Company as Company may determine through the period ending June 30, 2021; and

WHEREAS, Company and Employee each desire to enter into this Agreement to confirm their mutual understanding and to set forth the terms of Employee’s retirement from his current position and the basis on which he will continue to be available to assist Company as requested from time to time.

NOW, THEREFORE, the parties hereto agree as follows:

1.
Employment.  Employee hereby retires as Senior Vice President, Chief Financial Officer and Secretary effective at the close of business on July 31, 2017 (the “Retirement Effective Date”).  As of the Retirement Effective Date, Employee also hereby resigns as an officer of Company and further resigns from all directorships, officerships and other positions he holds with Company.  Employee will promptly execute any other documents to effectuate such resignations, as requested by Company.  Notwithstanding the foregoing, Employee’s employment by Company, including its successors and assigns, will continue through June 30, 2021, except as otherwise provided for herein in Paragraph 3, at which time Employee’s employment will terminate (the “Termination Date”).  From and after the Retirement Effective Date and continuing through the term of this Agreement, Employee shall perform such tasks and duties only as may be assigned to him on special projects as designated by the Chief Executive Officer (“CEO”).  Employee shall diligently and efficiently perform such duties to the best of his ability and in compliance with all applicable laws or regulations and any applicable rules, business standards, code of conduct or ethics or Company policies and procedures applicable to employees of Company.  Employee shall also make himself reasonably available to provide such assistance and cooperation to Company, and its senior management team (including any interim or permanent successor to Employee’s former Chief Financial Officer position at Company) as Company shall reasonably request in order to transition Employee’s former responsibilities to his successor and provide such assistance as may be reasonably requested from time to time.  Company agrees it will make all reasonable efforts to allow Executive to perform the above described duties from a location that is mutually convenient to Company and Employee, which may include a location other than Company’s offices and outside of the state of Georgia.  However, in situations where Employee must be present at Company’s offices, or at another location designated by Company, Company agrees to reimburse Employee for his out-of-pocket expenses reasonably and necessarily incurred in accordance with Company’s standard expense reimbursement policy.

2.
Consideration.  In exchange for Employee’s execution of this Agreement, and the Reaffirmations required under Paragraph 7, and provided that Employee continues to comply with the terms and conditions hereof, Company shall provide the following benefits to Employee during the term of this Agreement:

(a)
Salary.  Company will pay Employee a gross amount of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00) for each twelve month period in the period between the effective date of this Agreement and the Termination Date, or the applicable pro rata portion thereof.  The payments shall be payable in installments each year corresponding with Company’s ordinary pay dates commencing on the first pay date following the Effective Date of this Agreement and concluding on or by the Termination Date.  Employee’s salary paid under this Paragraph 2(a) will be subject to all applicable statutory tax withholdings or other deductions as required by law.

(b)
Other Time.  In connection with this Agreement, Company is granting the Employee certain schedule and location flexibility not afforded to all employees.  Accordingly, the Employee acknowledges that effective with the date of this Agreement, he shall not accrue any holiday, vacation, sick and/or any other types of paid time off (collectively termed “PTO”) in connection with Company’s customary employment practices.

(c)
Unused Paid Time Off.  One business day prior to the Retirement Effective Date, Company will make a determination of the Employee’s earned but unused PTO as of the Retirement Effective Date as reflected in Company’s payroll system, in accordance with Company policy.  Payment for such amount, subject to all applicable statutory tax withholdings or other deductions as required by law or authorized by the Employee, will be distributed as one lump sum in the next pay period subsequent to the Effective Date.

(d)
Benefit Continuation.  Company will provide the Employee continuation on the same terms as any other active employee of medical, dental, health savings account and 401(K) benefits that Employee would otherwise be eligible to receive as an active employee of Company until the Termination Date.  Apart from the benefits listed in this Paragraph 2, Employee acknowledges and agrees that he will not receive any other benefits from Company during the term of this Agreement.

(e)
Company agrees to repurchase 78,300 shares of AAME common stock at a per share price equal to the average closing price per share for such stock during the thirty (30 trading days immediately preceding the Retirement Effective Date of this Agreement.  This purchase will be executed as soon as reasonably possible subsequent to the Retirement Effective Date and payable upon the receipt by Company of such shares into its treasury stock account at Continental Stock Transfer & Trust Company.

(f)
Employee admits and acknowledges that but for the promises contained in this Agreement, Employee would not be entitled to the consideration set forth in this Paragraph 2.  The foregoing payments and benefits provided under this Paragraph 2 shall be in lieu of and discharge any and all other obligations of Company to Employee for any rights or claims of any type, including but not limited to, any and all rights that Employee may have arising out of any plan, agreement, offer letter, contract or arrangement of any type, or any other expectation of remuneration or benefit on the part of Employee.

(g)	Employee expressly understands and acknowledges that Company agrees to provide the above-stated payments and benefits in exchange for Employee’s compliance with the terms set out in this Agreement.

3.	Termination of Employment.

(a)	Employee acknowledges that this Agreement shall automatically terminate on: (i) the Termination Date or (ii) on the last day of the month in which Employee dies.

(b)
Company may immediately terminate this Agreement upon delivery of notice that the Company’s Audit Committee, in its sole discretion and acting in good faith, has reasonably determined that Employee, subsequent to the Retirement Effective Date, has:  (i) materially breached the terms of this Agreement; or (ii) violated in a material respect any Company policy or similar guidelines; provided, however, that if the Company's Audit Committee, in its sole discretion and acting in good faith, determines that Employee's breaches or violations are subject to cure without harm, embarrassment or cost to the Company, the Company will provide Employee with ten (10) business days to cure any identified breaches or violations before a termination under this provision is effective.

(c)
In the case of early termination of the Agreement under this Paragraph 3, Employee shall be entitled to receive the payments and benefits listed in Paragraph 2 onlythrough the last day of his employment.  Employee further understands and agrees if any payments are made to Employee under this Agreement, but are ended as a result of an early termination of the Agreement, then the payments and benefits made to Employee are satisfactory and adequate consideration for the covenants and releases made by Employee herein

4.
Release and Waiver.  Employee, on behalf of himself and his heirs, personal representatives and assigns, knowingly, willingly, and voluntarily releases and waives all rights, claims, damages (including, but not limited to, back pay, front pay, liquidated damages, compensatory damages, or punitive damages, attorneys’ fees and litigation costs), and demands against Company, its parent, subsidiary and affiliate companies and each of Company’s former and current directors, officers, employees, agents, successors in interest and assigns, and all other persons acting by, through, under, or in concert with Company (collective the “Released Parties”), whether brought individually, as a member or representative of a class, or derivatively on behalf of Company or shareholders of Company, arising prior to the Effective Date, which Executive now has or ever had against the Released Parties (collectively the “Claims)”, including, but not limited to, any and all matters related in any way to Executive’s employment with Company, Executive's ownership of Company stock, and any other events occurring prior to, and including, the Effective Date of this Agreement.  These rights and claims include, but are not limited to, rights or claims under, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11141, Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Era Veteran’s Readjustment Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act of 2002 or the Employee Retirement Income Security Act; tortious interference with business expectations or contract, breach of contract, and any or all claims for employment discrimination, retaliation, wrongful discharge, tortious discharge, breach of implied employment contract, promissory estoppel, invasion of privacy, negligence, defamation, fraud, outrageous conduct, intentional or negligent infliction of emotional distress, and any or all rights or claims under any other federal, state, county, city, or local statutes, or under common law.

This Agreement is not an admission by Company that it has violated any common law, or any federal, state, county, city, or local statute, or acted wrongfully in any way.

This Agreement does not prohibit the following rights or claims: (1) claims that first arise after Employee signs the Agreement or which arise out of or in connection with the interpretation or enforcement of the Agreement itself; (2) Employee’s right to provide, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations; provided, however that Employee understands and agrees that Employee is waiving the right to any monetary recovery in connection with any complaint or charge that Employee may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002; (3) Employee’s right, if any, to any vested benefits from Company’s defined benefit and 40l(k) plans and the right to continuation of coverage in Company’s’ group health insurance plans as set out in Paragraph 2 (d) above;  and (4) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute.  If it is determined that any Claim covered by this Agreement cannot be waived as a matter of law, Employee expressly agrees that the Agreement will nevertheless remain valid and fully enforceable as to the remaining released Claims.
By signing this Agreement, Employee understands that he voluntarily and knowingly waives any and all of his rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date he signs the Agreement.  However, Employee is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date he signs this Agreement.
Employee  understands that he is releasing Claims that he may not know about, and that is his knowing and voluntary intent.  Employee expressly waives all rights that he might have under any law that is intended to prevent unknown Claims from being released.  Employee understands the significance of doing so.

5.
Non-Litigation.  Employee represents and warrants that he has not made, filed or lodged any complaints, charges or lawsuits or otherwise directly or indirectly commenced any proceeding against Company and/or any Released Parties with any governmental agency, department or official; any regulatory authority, court, or other tribunal; and/or any other dispute resolution body.  Nothing in this Agreement prevents the Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.  Employee understands and agrees that he is waiving the right to any monetary recovery in connection with any complaint or charge that Employee may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.

6.
Other Promises.  With the exception of employment prior to the Retirement Effective Date and as set forth in Paragraph 1 and the  consideration set forth in Paragraph 2, Employee hereby warrants and represents that, as of the effective date of this Agreement:

(a)
Employee does not have any claims against Company and/or Released Party of any type, including those types of claims set forth above, and including any claims under the Fair Labor Standards Act (wage and hour law) or its state law equivalent.  Moreover, Employee warrants and represents that he does not have any unasserted claims pursuant to a qualified employee retirement or other benefit plan.

(b)
With the exception of any vested amounts in Company’s defined contribution and/or 401 (k) plan, Employee specifically acknowledges that Employee is not entitled to any other additional form of compensation, bonuses, equity, incentives, benefits, allowance, vacation, paid time off, severance or payment other than that filed in this Agreement, and that this Agreement is the full, final, and complete settlement of any claims between Employee and Company.

7.
Reaffirmations.  Employee understands and agrees that Company shall not provide any of the consideration set forth in this Agreement (including without limitation the payments or benefits listed in this Paragraph 2) until after the Retirement Effective Date and only after Employee’s execution, and expiration of any revocation period without revocation, of an additional release entered into no earlier than the Retirement Effective Date and covering the period from the date of this Agreement through the Retirement Effective Date (which Reaffirmation is attached hereto as Exhibit A). On or after the Termination Date, Employee agrees to execute and not revoke an additional general release and waiver covering the period between the Retirement Effective Date and the Termination Date in a form acceptable to Company and substantially similar to Exhibit A, without which Employee understands and agrees that Company will not pay the final payment provided for in Paragraph 2(a).

8.	Confidentiality and Non-Communication.

(a)
Employee agrees that he will keep the terms of this Agreement confidential and will not disclose such terms and contents of this Agreement (except solely to the extent that such agreement, terms and conditions have been disclosed by the Company if required by law) or any discussions between Employee and Company related to the Agreement or the  circumstances surrounding Executive’s employment with Company, except as required by law, or for tax, accounting or financial purposes.  However, Employee understands that he may discuss this Agreement with his attorney.  If a disclosure by Employee is required for an appropriate tax or accounting purpose or to Employee’s spouse, Employee will communicate the confidentiality provisions of this Agreement to any person to whom such disclosure is made, and any further disclosure by such person to any individual or entity shall be deemed a disclosure by Employee.

(b)
Employee agrees to keep confidential any and all non-public information relating to Company or the Released Parties to which Employee has or previously had access during Employee’s employment with Company or as a result of Employee’s dealings with Company.  Employee agrees to keep all non-public information confidential unless ordered otherwise by court direction, order, subpoena or otherwise required by law.

(c)
Employee agrees that he will not make, utter or issue, or procure any person, firm, or entity to make, utter or issue, any statement in any form, including written, oral and electronic communications of any kind, regarding Company, the Released Parties, their business, their actions or their officers, directors, shareholders or employees, including, without limitation, any statement which conveys any information or expresses any opinions concerning Company, the Released Parties, their business, their actions or their officers, directors or employees, to any person or entity (including, without limitation, Company employees, independent contractors, investors, shareholders, lenders, bankers, etc.), regardless of the truth or falsity of such statement.

(d)
Employee expressly acknowledges and agrees that this promise of confidentiality and non-communication is made as a material inducement to Company to enter into this Agreement, that the value of this Agreement to Company is, in significant part, predicated upon compliance, and that strict compliance with Paragraph 8(a)-(d) is therefore a material element of this Agreement.  A violation by Employee of the terms set forth in Paragraph 8(a)-(d) will be deemed a material breach of this Agreement.

(e)
In the event of a breach or a threatened breach by Employee of this Paragraph 8 of this Agreement, Company shall be entitled to an injunction restraining Employee from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees.  Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Employee.  In the event that Company should seek an injunction hereunder, Employee waives any requirements that Company post a bond or any other security.

(f)
Nothing in this Agreement prevents the Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

9.
Company Property and Systems.  Employee acknowledges and agrees that, as of the Retirement Effective Date, he will no longer have access to any and all Company property, systems (including but limited to email), documents or other materials of any kind.  To the extent Employee’s assigned duties under Paragraph 1 require access to Company property or systems, Company shall provide such access as required for the duration of such special project or projects.  Within 10 calendar days following the Retirement Effective Date, and within 10 days after the end of any limited access provided to Employee related to his  work on a special project under Paragraph 1, Employee further agrees to return to Company all materials, papers, books, records, customer information and lists, marketing information, data, memoranda, documents, diskettes, tapes, computer software and programs, identification cards, credit cards, parking cards, keys, computers, computer and/or access keys, fax machines, beepers, phones, files and bank, brokerage or other account information, statements and access codes (including any copies thereof) relating to Company and all other property of Company.

10.	Consideration Period.

(a)
Employee understands and acknowledges that he has been offered a period of at least twenty-one (21) calendar days to consider the terms of this Agreement.  Employee may sign the Agreement at any time during this twenty-one (21) day consideration period; however Employee acknowledges that by doing so, Employee is voluntarily waiving Employee’s right to consider this Agreement for twenty-one (21) days.

(b)	Company advised Employee of his right to consult with an attorney prior to signing this Agreement.

(c)
Employee agrees that if Employee does not sign this Agreement within the twenty-one (21) day consideration period, it will not be effective or enforceable, and he will not receive the consideration set forth in Paragraph 2 herein.

11.
Revocation Period.  After signing this Agreement, Employee shall have seven (7) calendar days during which Employee is entitled to change his mind and revoke the Agreement.  The Agreement will not be effective or enforceable until the eighth day following Employee’s execution of the Agreement (the “Effective Date”).  To revoke this Agreement, Employee must deliver written notice of revocation by 5:00 p.m. on the seventh calendar day after he signs the Agreement, by electronic and first class mail, to the following address:  Atlantic American Corporation, 4370 Peachtree Rd., NE, Atlanta, GA 30319 (Attn: Chief Executive Officer), with a copy to Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, GA 30309-3053 (Attn: Mark L. Hanson, Esq.).  Employee agrees that if Employee revokes the Agreement, it will not be effective or enforceable, and Employee will not receive the consideration set forth in Paragraph 2.

12.	Entire Agreement, Governing Law and Binding Effect.

(a)
This Agreement and its various rights and obligations hereunder are binding upon Employee and Company and their respective attorneys, heirs, executors, successors, administrators, and assigns.  Employee may not assign Employee’s rights or obligations under this Agreement without the prior written consent of Company.

(b)
Employee and Company expressly acknowledge and agree that there are no other agreements between them; and that there is no written or oral understanding or agreement between the parties that is not recited herein.  This Agreement may be amended, modified, or changed only by an agreement in writing that is signed by both parties.

(c)
Employee and Company agree that that the validity, effect and operation of this Agreement shall be determined by the laws of the State of Georgia; and that any controversy or claim arising out of or relating to this Agreement, including any claimed breach of the Agreement, or any other dispute between the Parties of any nature, shall be submitted to and settled exclusively before a single arbitrator in the forum of JAMS located in Atlanta, Georgia and conducted in accordance with the National Rules for the Resolution of Employment Disputes.  Should either party file an action to enforce the terms of this Agreement, the prevailing party in such action shall be awarded reasonable attorneys’ fees and costs incurred in bringing such action, in addition to any other remedies available in law or in equity.

13.
Severability.  Should any term, section, or portion of this Agreement be held unreasonable or unenforceable by any court, the decision of the court will apply only to the specific term, section, or portion involved, and it will not invalidate the remaining sections or portions of this Agreement.

14.	Acknowledgment of Knowing and Voluntary Waiver.

(a)
I HAVE READ AND UNDERSTAND THIS AGREEMENT.  I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY.  I WAS NOT COERCED, THREATENED OR OTHERWISE FORCED TO SIGN THIS AGREEMENT.  IN SIGNING THIS AGREEMENT I AM GIVING UP RIGHTS THAT I MAY HAVE.  I DO NOT HAVE TO SIGN THIS AGREEMENT.

(b)
I WAS PROVIDED UP TO TWENTY-ONE (21) DAYS FROM THE PRESENTATION DATE HEREOF TO REVIEW AND CONSIDER THIS AGREEMENT BEFORE SIGNING IT.  I ACKNOWLEDGE THAT TWENTY- ONE (21) DAYS IS A REASONABLE AMOUNT OF TIME FOR ME TO DECIDE WHETHER TO SIGN THE AGREEMENT.  IN THE EVENT I SIGN THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAY CONSIDERATION PERIOD, I ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY WAIVED THE RIGHT TO CONSIDER SIGNING THE AGREEMENT FOR THE FULL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

(c)	I WAS PROVIDED SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO CHANGE MY MIND AND REVOKE THE AGREEMENT;

(d)	I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY AND ANY OTHER ADVISOR OF MY CHOOSING PRIOR TO SIGNING THIS AGREEMENT. I WAS PROVIDED SUFFICIENT TIME TO DO SO.

(e)	IN SIGNING THIS AGREEMENT, I AM NOT RELYING ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) BY COMPANY OR ITS REPRESENTATIVES NOT SPECIFICALLY SET FORTH HEREIN.

(f)
THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS INCLUDING BUT NOT LIMITED TO CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  I ACKNOWLEDGE THAT I AM NOT WAIVING ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER I EXECUTE THIS AGREEMENT.

(g)	I ACKNOWLEDGE THAT I HAVE RECEIVED CONSIDERATION UNDER THIS AGREEMENT THAT EXCEEDS ANYTHING OF VALUE TO WHICH I AM ALREADY ENTITLED.

IN WITNESS WHEREOF, the aforesaid parties intending to be legally bound have executed this Agreement on the date set forth below.

JOHN G. SAMPLE, JR /s/ John G. Sample, Jr.
This 14th day of June, 2017.
ATLANTIC AMERICAN CORPORATION
	By:	/s/ Hilton H. Howell, Jr.

Its:

This 14th day of June, 2017.